037 Putnam FL Tax Exempt Fund
11/30/04 semiannual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended November 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $3,122.


72DD1 	Class A 	3,201
		Class B 	552

72DD2	Class M 	13


73A1		Class A	0.185261
		Class B 	0.154645

74A2		Class M 	0.171089


74U1		Class A	17,400
		Class B 	3,307

74U2		Class M 	74


74V1		Class A 	9.42
		Class B 	9.42

74V2		Class M 	9.42